Exhibit 99.1

                     Crossroads Expands Board of Directors


    AUSTIN, Texas--(BUSINESS WIRE)--April 21, 2005--Crossroads Systems, Inc. (Nasdaq:CRDS), a leading provider of highly secure storage and data management solutions, today announced that Ashok K. Chandra has joined the Company's Board of Directors effective April 15, 2005.
    "Dr. Chandra brings an incredible wealth of industry knowledge and expertise to Crossroads," said Rob Sims, president and chief executive officer, Crossroads Systems. "The addition of Dr. Chandra further expands our Board with individuals who bring relevant technology experience as we extend our reach in the marketplace. His reputation and industry experience in building successful companies will be a great asset as we focus on scaling Crossroads to address additional opportunities."
    Dr. Chandra brings over 25 years of experience in the information technology industry and currently serves as president and chief executive officer of Contessence Software, a private software company that he founded. Prior to Contessence Software, Dr. Chandra served as interim CEO of SpeeDEV Inc., a private enterprise lifecycle management software company. In addition, Dr. Chandra served as senior vice president of development and new business activities at Verity, Inc., a public enterprise software company, where he was responsible for repositioning the business, and for product development. Dr. Chandra also served as director of database and distributed systems at IBM Almaden, and also managed the Computer Science Department. Dr. Chandra and his team were instrumental in major IBM products including the DB2 database system, TSM storage system, and the Trackpoint device in laptops. Dr. Chandra holds a B.Tech from IIT Kanpur, an M.S. from the University of California, and a Ph.D. from Stanford University.

    About Crossroads Systems, Inc.

    With headquarters in Austin, Texas, Crossroads Systems (Nasdaq:CRDS) is a leading global provider of highly secure storage and data management solutions. Crossroads' solutions serve the growing data storage and data management markets, and are designed to help companies store, manage and ensure the integrity and availability of their data. Crossroads' products are in solutions from companies such as EMC, HP and StorageTek, and are distributed through partners such as ACAL, Bell Micro, DLT Solutions, Info-X, and Promark. Crossroads is a voting member of the Storage Networking Industry Association (SNIA) in both the United States and Europe. For more information about Crossroads Systems, please visit www.crossroads.com or call 800-643-7148.

    Forward-Looking Statements

    This release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "intend," "plan," "project," "will" and similar phrases as they relate to Crossroads are intended to identify such forward-looking statements. These statements reflect the current views and assumptions of Crossroads, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are those detailed in Crossroads' filings with the Securities Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Crossroads expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release, or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.


    CONTACT: Crossroads Systems, Inc., Austin
             Valerie Savage, 512-928-6897 or 800-643-7148
             info@crossroads.com